Exhibit 99.1
    Tyler Technologies, Inc. Announces Proposed Offering of Convertible Senior Notes due 2026 and Convertible Senior Notes due 2028

PLANO, Texas (March 3, 2021) - Tyler Technologies, Inc. (NYSE: TYL) today announced its intention to offer, subject to market and other conditions, $1,000,000,000 aggregate principal amount of convertible senior notes due 2026 (the “2026 Notes”) and $600,000,000 aggregate principal amount of convertible senior notes due 2028 (the “2028 Notes” and, together with the 2026 Notes, the “Notes”) in a private offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Tyler also expects to grant the initial purchasers of the Notes a 13-day option to purchase up to an additional $150,000,000 aggregate principal amount of 2026 Notes and up to an additional $90,000,000 aggregate principal amount of 2028 Notes.

The Notes will be senior, unsecured obligations of Tyler and will accrue interest payable semi-annually in arrears. The 2026 Notes will mature on March 15, 2026, and the 2028 Notes will mature on March 15, 2028, in each case unless earlier repurchased, redeemed or converted. Holders of the Notes will have the right to convert their Notes in certain circumstances and during specified periods. Tyler will settle conversions of the Notes either entirely in cash or in a combination of cash and shares of its common stock, at Tyler’s election. However, upon conversion of any Notes, the conversion value, which will be determined proportionately over a period of multiple trading days, will be paid in cash up to the principal amount of the Notes being converted.

The Notes will be redeemable, in whole or in part, for cash at Tyler’s option at any time, and from time to time, on or after March 15, 2024 (in the case of the 2026 Notes) or March 17, 2025 (in the case of the 2028 Notes) and on or before the 30th scheduled trading day immediately before the maturity date of such series of Notes, but only if the last reported sale price per share of Tyler’s common stock exceeds 130% of the conversion price of such series of Notes for a specified period of time. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Holders of the Notes will have the right to require Tyler to repurchase their Notes upon the occurrence of a fundamental change (as defined in the indentures governing the Notes) at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The interest rate, initial conversion rate and other terms of each series of Notes will be determined at the pricing of the offering.

Tyler intends to use the net proceeds from the offering to fund the purchase price of its previously announced acquisition of NIC Inc. (the “NIC Acquisition”) and to pay fees and expenses related to the NIC Acquisition, and, in the event that the NIC Acquisition does not close, for general corporate purposes (which may include future acquisitions).

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of common stock issuable upon conversion of the Notes, nor will there be any offer, solicitation or sale of the Notes or any such shares, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tyler

Tyler Technologies, Inc. (NYSE: TYL) provides integrated software and technology services to the public sector. Tyler’s end-to-end solutions empower local, state and federal government entities to operate more efficiently and connect more transparently with their constituents and with each other. By connecting data and processes across disparate systems, Tyler’s solutions are transforming how clients gain actionable insights that solve problems in their communities. Tyler has more than 27,000 successful installations across more than 11,000 sites, with clients in all 50 states, Canada, the Caribbean, Australia and other international locations. Tyler has been named to Government Technology’s GovTech 100 list five times and has been recognized three times on Forbes’ “Most Innovative Growth Companies” list.

Exhibit 99.1

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the Notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent Tyler’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those indicated in, or implied by, the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Tyler’s common stock and risks relating to Tyler’s business, including those described in periodic reports that Tyler files from time to time with the Securities and Exchange Commission. Tyler may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the Notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Tyler does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Jennifer Kepler
Tyler Technologies
972.713.3770
Jennifer.Kepler@tylertech.com